Exhibit 2.10

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2019, Mobile Telesystems Public Joint Stock Company had one classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common shares. Our common American Depositary Shares, or ADSs, are exempt from registration under Section 12(b) of the Exchange Act pursuant to Rule 12a-8 thereunder. References herein to “MTS”, “we,” “us,” “our” refer to Mobile Telesystems Public Joint Stock Company and not to any of its subsidiaries.

Rights Attaching to Common Shares

Holders of our common stock have the right to vote at all shareholders’ meetings. As required by Federal Law dated December 26,1995 N 208-FZ “On Joint Stock Companies” (the “Joint Stock Companies Law”) and our charter, all shares of our common stock have the same par value and grant identical rights to their holders. Each fully paid share of common stock, except for treasury shares, gives its holder the right to:

•                  freely transfer the shares without our consent and the consent of other shareholders;

•                  receive dividends;

•                  participate in shareholders’ meetings and vote on all matters within shareholders’ competence;

•                  transfer voting rights to a representative on the basis of a power of attorney;

•                  participate in the election and dismissal of members of the Board of Directors and Auditing Commission;

•                  exercise its pre-emptive right in certain circumstances, as determined by the Joint Stock Companies Law;

•                  if holding, alone or with other holders, 1% or more of the voting shares, file a lawsuit against a member of the Board of Directors or member of any executive body of the company (including the company’s CEO and/or the company’s managing organization) to reimburse damages suffered by the company as the result of their fault;

•                  if holding, alone or with other holders, at least 1% of the outstanding common shares, demand from the holder of register of shareholders to provide information on shareholders of the company and shares held by such shareholders;

•                  if holding, alone or with other holders, 2% or more of the voting stock, within 100 days after the end of our fiscal year, make proposals for the agenda of the annual shareholders’ meeting and nominate candidates to the Board of Directors, the Counting Commission and the Auditing Commission;

•                  if holding, alone or with other holders, 10% or more of the voting stock, demand from the Board of Directors the calling of an extraordinary shareholders’ meeting or an unscheduled audit by the Auditing Commission or an independent auditor, and file a lawsuit against the company to convene an extraordinary shareholders’ meeting if the Board of Directors fails to take a decision to convene an extraordinary shareholders’ meeting or decides against convening such meeting;

•                  demand, under the following circumstances, the repurchase by us of all or some of the shares owned by it, as long as such holder voted against or did not participate in the voting on the decision approving the following:

•                  any reorganization;

•                  the conclusion of a major transaction, the value of which exceeds 50% of the balance sheet value of the assets calculated under Russian Accounting Standards (“RAS”);

•                  any amendment of our charter or approval of a restated version of our charter in a manner that restricts the holder’s rights; and

•                  delisting of our shares from a stock exchange;

•                  the amendment of the public company’s charter which eliminates indication that the company is public, simultaneously with the decision on applying to the CBR on release from obligation to disclose information under the laws of the Russian Federation on securities and the decision on applying for delisting of shares and equity securities convertible into shares (i.e., transformation to a non-public company);

•                  upon liquidation, receive a proportionate amount of our property after our obligations are fulfilled;

•                  have free access to certain company’s documents, receive copies for a reasonable fee and, if holding alone or with other holders, 25% or more of the voting stock, have access to accounting documents and minutes of the management board meetings;

•                  if holding, alone or with other shareholders at least 1% of the voting shares, demand consent for an interested party transaction; and

•                  exercise other rights of a shareholder provided by our charter, Russian legislation and decisions of shareholders’ meeting approved in accordance with its competence.

Pre-emptive Rights

The Joint Stock Companies Law and our charter provide existing shareholders with a pre-emptive right to purchase shares or securities convertible into shares during an open subscription in the amount proportionate to their existing shareholdings. In addition, the Joint Stock Companies Law provides shareholders with a pre-emptive right to purchase shares or securities convertible into shares, in an amount proportionate to their existing shareholdings, during a private subscription if the shareholders voted against or did not participate in the voting on the decision approving such subscription. The pre-emptive right does not apply to a private subscription to the existing shareholders provided that such shareholders may each acquire a whole number of shares or securities convertible into shares being placed in an amount proportionate to their existing shareholdings. We must provide shareholders with written notice of their pre-emptive right to purchase shares and the period during which shareholders can exercise their pre-emptive rights may not be less than 45 or, under certain circumstances, 20 or even eight business days. We cannot sell the shares or securities convertible into shares which are subject to the pre-emptive rights during this period.

Dividends

The Joint Stock Companies Law and our charter set forth the procedure for determining the quarterly and annual dividends that we may distribute to our shareholders. We may declare dividends based on our first quarter, six month, nine month or annual results. Dividends are recommended to a shareholders’ meeting by a majority vote of the Board of Directors and approved by the shareholders by a majority vote. A decision on quarterly, six month and nine month dividends must be taken within three months of the end of the respective quarter at the extraordinary shareholders’ meeting; and a decision on annual dividends must be taken at the annual general shareholders’ meeting. The dividend approved at the shareholders’ meeting may not be more than the amount recommended by the Board of Directors.

The Joint Stock Companies Law allows dividends to be declared only out of net profits calculated under RAS as long as the following conditions have been met:

•                  the charter capital of the company has been paid in full;

•                  the value of the company’s net assets on the date of the adoption of the decision to pay dividends is not less (and would not become less as a result of the proposed dividend payment) than the sum of the company’s charter capital, the company’s reserve fund and the difference between the liquidation value and the par value of the issued and outstanding preferred stock of the company;

•                  the company has repurchased all shares from shareholders having the right to demand repurchase; and

•                  the company is not, and would not become, insolvent as the result of the proposed dividend payment.

Under the Joint Stock Companies Law and the Federal Law dated 22.04.1996 N 39-FZ “On Securities Market” the shareholders are entitled to dividend distribution whereby the list of such shareholders is fixed at a date determined in the decision of the General shareholders’ meeting on the distribution of dividends. The date shall be not earlier than 10 days and not later than 20 days following the date of such decision. The dividends are to be paid to private shareholders registered in the share register of the company within 25 business days and to nominal holders and professional managers within 10 business days from the date on which persons entitled to receive dividends are determined. If shares are held on a depo account with a depository, dividends will be transferred to such shareholders by such depositary within seven business days of receipt of funds by the depositary.

Distributions to Shareholders on Liquidation

Under Russian legislation, liquidation of a company results in its termination without the transfer of rights and obligations to other persons as legal successors. The Joint Stock Companies Law and our charter allow us to be liquidated:

•                  by a three-quarters majority vote of a shareholders’ meeting; or

•                  by a court order.

Following a decision to liquidate us, the right to manage our affairs would pass to a liquidation commission appointed by a shareholders’ meeting. In the event of an involuntary liquidation, the court may assign the duty to liquidate the company to its shareholders. Creditors may file claims within a period to be determined by the liquidation commission, but such period must not be less than two months from the date of publication of notice of liquidation by the liquidation commission.

The Civil Code of the Russian Federation gives creditors the following order of priority during liquidation:

•                  individuals owed compensation for injuries or deaths;

•                  employees and authors of intellectual property;

•                  federal and local governmental entities claiming taxes and similar payments to the federal and local budgets and to non-budgetary funds; and

•                  other creditors in accordance with Russian legislation.

Claims of creditors in obligations secured by a pledge of the company’s property (“secured claims”) are satisfied out of the proceeds of sale of the pledged property prior to claims of any other creditors except for the creditors of the first and second priorities described above, provided that claims of such creditors arose before the pledge agreements in respect of the company’s property were made. To the extent that the proceeds of sale of the pledged property are not sufficient to satisfy secured claims, the latter are satisfied simultaneously with claims of the fourth priority creditors as described above.

The Federal Law on Insolvency (Bankruptcy), however, provides for a different order of priority for creditors’ claims in the event of bankruptcy.

The remaining assets of a company are distributed among shareholders in the following order of priority:

•                  payments to repurchase shares from shareholders having the right to demand repurchase;

•                  payments of declared but unpaid dividends on preferred shares and the liquidation value of the preferred shares determined by the company’s charter, if any; and

•                  payments to holders of common and preferred shares.

Liability of Shareholders

The Civil Code of the Russian Federation and the Joint Stock Companies Law generally provide that shareholders in a Russian joint stock company are not liable for the obligations of a joint stock company and bear only the risk of loss of their investments. This may not be the case, however, when one company is capable of determining decisions made by another company. The company capable of determining such decisions is called an “effective parent.” The company whose decisions are capable of being so determined is called an “effective subsidiary.” The effective parent bears joint and several responsibility for transactions concluded by the effective subsidiary in carrying out these decisions if:

•                  this decision-making capability is provided for in the charter of the effective subsidiary or in a contract between such persons; and

•                  the effective parent gives binding instructions or consent for a transaction to the effective subsidiary (except for voting of the effective parent in a shareholders’ meeting of its effective subsidiary and approval by the effective parent’s governing body of a transaction if such approval is required under the charter of the effective parent or the effective subsidiary).

In addition, an effective parent is secondarily liable for an effective subsidiary’s debts if an effective subsidiary becomes insolvent or bankrupt resulting from the act or omission of an effective parent only when the effective parent has used the right to give binding instructions, knowing that the consequence of carrying out this act or omission would be insolvency of this effective subsidiary. This is the case no matter how the effective parent’s capability to determine decisions of the effective subsidiary arises, such as through ownership of voting securities or by contract. In these instances, other shareholders of the effective subsidiary may claim compensation for the effective subsidiary’s losses from the effective parent that caused the effective subsidiary to take any action or fail to take any action knowing that such action or failure to take action would result in losses.

Alteration of Capital

Charter Capital Increase

We may increase our charter capital by:

•                  issuing new shares; or

•                  increasing the par value of previously issued shares.

A decision on any issuance of shares or securities convertible into shares by private subscription, or an issuance by open subscription of common shares or securities convertible into common shares constituting 25% or more of the number of issued common shares, requires a three-quarters majority vote of a shareholders’ meeting. Otherwise, a decision to increase the charter capital by increasing the par value of issued shares requires a majority vote of a shareholders’ meeting. In certain circumstances provided in our charter, a decision to increase the charter capital may be taken by our Board of Directors. In addition, the issuance of shares above the number provided in our charter necessitates a charter amendment, which requires a three-quarters affirmative vote of a shareholders’ meeting.

The Joint Stock Companies Law requires that the value of newly issued shares be determined by the board of directors based on their market value but not less than their par value. The price of newly issued shares for existing shareholders exercising their pre-emptive right to purchase shares could be less than the price paid by third parties, but not less than 90% of the price paid by third parties. Fees paid to intermediaries may not exceed 10% of the shares placement price. The board of directors shall value any in-kind contributions for new shares, based on the appraisal report of an appraiser.

Russian securities regulations set out detailed procedures for the issuance and registration of shares of a joint stock company. These procedures require:

•                  taking a decision on a share placement;

•                  approval of a resolution on a share issuance;

•                  prior registration of the share issuance with the CBR;

•                  placement of shares;

•                  filing with the CBR and registration of a report or a notice (as applicable) on results of the share issuance; and

•                  public disclosure of information relating to the issuance of shares.

Charter Capital Decrease; Share Buy-Backs

The Joint Stock Companies Law does not allow a company to reduce its charter capital below the minimum charter capital required by law, which is 100,000 rubles for a public joint stock company. The Joint Stock Companies Law and our charter require that any decision to reduce our charter capital through the repurchase and cancellation of shares, be made by a majority vote of a shareholders’ meeting and through reduction of the par value of shares, by a three-quarter majority vote of a shareholders’ meeting. Additionally, within three business days of a decision to reduce our charter capital, we must notify the federal executive body in charge of the state registration of legal entities on the decision taken and publish within the same three-day period a notice regarding the charter capital reduction, as well as a second notice one month after the first notice is published. Our creditors, whose claims arose before the decision on the charter capital decrease was taken, would then have the right to demand, not later than 30 days of the second publication of the notice, early termination or settlement of relevant obligations by us, as well as compensation for damages.

The Joint Stock Companies Law and our charter allow our shareholders or the Board of Directors to authorize the repurchase of up to 10% of our shares in exchange for cash. The repurchased shares pursuant to a board decision must be resold at the market price within one year of their repurchase or, failing that, the shareholders must decide to cancel such shares and decrease the charter capital. Repurchased shares do not bear voting rights.

Shares repurchased pursuant to a decision of our shareholders’ meeting to decrease the overall number of shares are cancelled at their redemption.

The Joint Stock Companies Law allows us to repurchase our shares only if, at the time of repurchase:

•                  our charter capital is paid in full;

•                  we are not and would not become, as a result of the repurchase, insolvent;

•                  the value of our net assets at the time of repurchase of our shares is not less (and would not become less, as a result of the proposed repurchase) than the sum of our charter capital, the reserve fund and the difference between the liquidation value and par value of our issued and outstanding preferred shares; and

•                  we have repurchased all shares from shareholders having the right to demand repurchase of their shares in accordance with Russian law, as described immediately below.

Our subsidiaries are not restricted from purchasing our shares, and our subsidiaries can vote these shares.

The Joint Stock Companies Law and our charter provide that our shareholders may demand repurchase of all or some of their shares as long as the shareholder demanding repurchase voted against or did not participate in the voting on the decision approving any of the following actions:

•                  any reorganization;

•                  the conclusion of a major transaction, which involves assets having value of more than 50% of the balance sheet value of the assets calculated under RAS (including those which are simultaneously interested party transactions); or

•                  any amendment of our charter or approval of a restated version of our charter in a manner which restricts shareholders’ rights; and

•                  the amendment of the public company’s charter which eliminates indication that the company is public, simultaneously with the decision on applying to the CBR on release from obligation to disclose information under the laws of the Russian Federation on securities and the decision on applying for delisting of shares and equity securities convertible into shares.

We may spend up to 10% of our net assets calculated under RAS on the date of the adoption of the decision which gives rise to a share redemption demanded by the shareholders. If the value of shares in respect of which shareholders have exercised their right to demand repurchase exceeds 10% of our net assets, we will repurchase shares from each such shareholder on a pro-rata basis. Repurchase of the shares is made at a price agreed on by the board of directors, but it should not be less than the market price.

Registration and Transfer of Shares

Russian legislation requires that a joint stock company ensures maintenance of a register of its shareholders, which for a public joint stock company, shall be maintained by a registrar. Registrar NIKoil OJSC had maintained our register of shareholders since May 10, 2000. In July 2014, it has been merged into Independent Registration Company JSC (known as Computershare Registrar JSC prior to October 6, 2015) and on February 4, 2019, Independent Registration Company JSC has been merged into IRC - R.O.S.T. JSC which now maintains our register of shareholders by way of universal succession.

On December 19, 2019, our Board of Directors adopted a decision to terminate the  existing agreement with JSC IRC - R.O.S.T. and enter into relevant agreement with JSC REESTR and starting from April 10, 2020 our register is maintained by REESTR.

The Federal Law No. 414-FZ “On the Central Depositary” dated December 7, 2011 (the “Central Depositary Law”), which came into force on January 1, 2012, set out a legal framework for establishment and operation of the central depositary. On November 6, 2012, the Russian Federal Financial Markets Service granted the JSC National Settlement Depositary the status of central depositary which opened its nominee holder accounts in, among others, all securities registers of the issuers which are obliged to disclose information in accordance with Russian securities law. As we are required to make public disclosures, the above requirement is applicable to us, which means that the central depositary became the only person having a nominee holder account in our share register. Also, the Central Depositary Law prohibits persons maintaining securities registers from opening and depositing securities (save for limited exceptions) to other nominee holder accounts from the date of the opening of a nominee holder account with the central depositary.

Ownership of our registered shares is evidenced by entries made in the register of shareholders, on the books of the central depositary or a Russian licensed depositary. Any of our shareholders may obtain an extract from the register of our shareholders maintained by the registrar or from their respective depositary, as the case may be, certifying the number of shares that such shareholder holds. We are also entitled to obtain an extract from our shareholders’ register which sets out all of our shareholders registered directly therein. In addition, we are entitled to obtain a list of nominal holders that opened depo accounts with the central depository, as well as a list of entities that have accounts opened with the nominal holders, given that such list is provided by the relevant nominal holder. However, we are unable to monitor transfers of our shares that are held on the books of depositaries registered with the central depository because underlying shareholders have no obligation to reveal and such depositaries have no obligation to notify us about such transfers. As a result, we can currently only identify our actual shareholders in a limited number of cases provided for by Russian law, including when requesting our registrar and the central depository to compile a list of shareholders of record for the General Shareholders’ Meeting and when shareholders and ADS holders provide voting instructions together with disclosure of information, including ownership information, in accordance with Russian securities regulations.

The purchase, sale or other transfer of shares is accomplished through the registration of the transfer in the shareholder register, or the registration of the transfer with a depositary if shares are held by a depositary. The registrar or depositary may not require any documents in addition to those required by Russian legislation in order to transfer shares in the register. Refusal to register the shares in the name of the transferee or, upon request of the beneficial holder, in the name of a nominee holder, is not allowed, except in certain instances provided for by Russian legislation, and may be challenged in court.

Reserve Fund

Russian legislation requires that each joint stock company establish a reserve fund to be used only to cover the company’s losses, redeem the company’s bonds and repurchase the company’s shares in cases when other funds are not available. Our charter provides for a reserve fund of 15% of our charter capital, funded through mandatory annual transfers of at least 5% of our net profits until the reserve fund has reached the 15% requirement.

Disclosure of Information

Russian securities regulations require us to make the following periodic public disclosures and filings:

•                  posting on our website quarterly reports, containing information about us, our shareholders and depositary, the structure of our management bodies, the members of the Board of Directors, our branches and representative offices, our shares, bank accounts and auditors, important developments during the reporting quarter, and other information about our financial and business activity;

•                  publishing any information (including inside information) concerning material facts and changes in our financial and business activity, including our reorganization, certain changes in the amount of our assets, decisions on share issuances, certain corporate events, such as mandatory or voluntary tender offers, record dates, certain changes in ownership and shareholding, filing of any material claim against us, obtainment or revocation of material licenses, entry into certain transactions, as well as shareholders’ and certain board of directors’ resolutions and certain information regarding our material subsidiaries;

•                  disclosing information on various stages of share placement, issuance and registration through publication of certain data as required by the securities regulations;

•                  disclosing our charter and internal corporate governance documents on our website;

•                  disclosing our annual report and annual financial statements prepared in accordance with RAS, as well as annual and interim financial statements prepared in accordance with IFRS;

•                  posting on our website a list of our affiliated companies and individuals on a quarterly basis;

•                  posting on our website a list of inside information; and

•                  other information as required by applicable Russian securities legislation.

General Shareholders’ Meetings

Procedure

The powers of a shareholders’ meeting are set forth in the Joint Stock Companies Law and in our charter. In a public joint stock company a shareholders’ meeting may not decide on issues that are not included in the list of its competence by the Joint Stock Companies Law. Among the issues which our shareholders have the power to decide are:

•                  charter amendments;

•                  reorganization or liquidation;

•                  election and removal of members of the board of directors;

•                  determination of the amount of compensation for members of the board of directors;

•                  determination of the number, par value, class/type of authorized shares and the rights granted by such shares;

•                  changes in our charter capital in certain instances;

•                  appointment and removal of our independent auditor and of the members of our Auditing Commission and Counting Commission if it is obligatory for the company to have the Auditing Commission;

•                  consent or subsequent approval of certain interested party transactions and major transactions;

•                  participation in trade or industrial groups, or other associations of commercial entities;

•                  approval of certain internal documents and corporate records;

•                  distribution of profits and losses, including approval of dividends;

•                  redemption by the company of issued shares in cases provided by the Joint Stock Companies Law; and

•                  other matters, as provided for by the Joint Stock Companies Law and our charter.

Voting at a shareholders’ meeting is generally based on the principle of one vote per share of common stock, with the exception of the election of the board of directors, which is done through cumulative voting. Decisions are generally passed by a majority vote of the voting shares present at a shareholders’ meeting. However, for public joint stock companies Russian law requires a three-quarters majority vote of the voting shares present at a shareholders’ meeting to approve the following:

•                  charter amendments;

•                  reorganization or liquidation;

•                  consent or subsequent approval of major transactions involving assets in excess of 50% of the balance sheet value of the company’s assets calculated under RAS;

•                  the number, par value, and category (type) of authorized shares and the rights granted by such shares;

•                  repurchase by the company of its issued shares;

•                  any issuance of shares or securities convertible into shares of common stock by private subscription;

•                  issuance by open subscription of shares of common stock or securities convertible into common stock, in each case, constituting 25% or more of the number of issued and outstanding shares of common stock;

•                  decrease of the charter capital through reduction of the par value of shares; or

•                  filing of an application for delisting of our shares or securities convertible into shares.

Moreover, a ninety-five majority vote of the voting shares present at a shareholders’ meeting is required to approve the amendment of the public company’s charter which eliminates indication that the company is public, simultaneously with the decision on applying to the CBR on release from obligation to disclose information under the laws of the Russian Federation on securities and the decision on applying for delisting of shares and equity securities convertible into shares (i.e., transformation to a non-public company).

The quorum requirement for our shareholders’ meetings is met if holders of shares (or their representatives) accounting for more than 50% of the issued voting shares are present. If the 50% quorum requirement is not met, another shareholders’ meeting with the same agenda may (and, in case of an annual shareholders’ meeting must) be scheduled and the quorum requirement is satisfied if holders of shares (or their representatives) accounting for at least 30% of the issued voting shares are present at that meeting.

The annual shareholders’ meeting must be convened by the board of directors between March 1 and June 30 of each year, and the agenda must include the following items:

•                  election of the members of the board of directors;

•                  approval of the annual report and the annual financial statements, including the balance sheet and profit and loss statement;

•                  approval of distribution of profits, including approval of dividends, and losses, if any;

•                  appointment of an independent auditor; and

•                  appointment of the members of the auditing commission.

A shareholder or group of shareholders owning in the aggregate at least 2% of the issued voting shares may introduce proposals for the agenda of the annual shareholders’ meeting and may nominate candidates for the board of directors, counting commission and auditing commission. Any agenda proposals or nominations must be provided to the company no later than 100 calendar days after the preceding financial year end.

Extraordinary shareholders’ meetings may be called by the board of directors on its own initiative, or at the request of the auditing commission, the independent auditor or a shareholder or group of shareholders owning in the aggregate at least 10% of the issued voting shares as of the date of the request. The decision to call or reject the call for an extraordinary shareholders’ meeting shall be made by the board of directors within five days from the receipt date of the request and sent to the party that requested the meeting within three days after such a decision was made.

A general meeting of shareholders may be held in a form of a meeting or by absentee ballot. The form of a meeting contemplates the adoption of resolutions by the general meeting of shareholders through the attendance of the shareholders or their authorized representatives for the purpose of discussing and voting on issues of the agenda, provided that if a ballot is mailed to shareholders for participation at a meeting convened in such form, the shareholders may complete and mail the ballot back to the company without personally attending the meeting. A general meeting of the shareholders by absentee ballot contemplates the determination of collecting shareholders’ opinions on issues of the agenda by means of a written poll.

The following issues cannot be decided by a shareholders’ meeting by absentee ballot:

•                  election of the members of the board of directors;

•                  election of the auditing commission;

•                  approval of a company’s independent auditor; and

•                  approval of the annual report, the annual financial statements.

Notice and Participation

Pursuant to the Joint Stock Companies Law, persons registered in the register of shareholders and entitled to participate in a general shareholders’ meeting must be notified of the meeting, whether the meeting is to be held in the form of a meeting or by absentee ballot, no less than 21 days (or 30 days if the agenda includes an item on reorganization) prior to the date of the meeting, and such notification shall specify the agenda for the meeting. However, if it is an extraordinary shareholders’ meeting to elect the board of directors, persons registered in the register of shareholders and entitled to participate in the general shareholder’s meeting must be notified at least 50 days prior to the date of the meeting. Only those items that were set out in the agenda to shareholders may be voted upon at a general shareholders’ meeting.

If a nominal holder of the shares registers in the register of shareholders, then a notification of the shareholders’ meeting shall be sent to the nominal holder. The nominal holder must notify its clients in accordance with Russian legislation or an agreement with the client. The list of persons entitled to participate in a general shareholders’ meeting is to be compiled on the basis of data in our shareholders register on the date established by the board of directors, which date may neither be earlier than the 10 days after the date of adoption of the board resolution to hold a general shareholders’ meeting nor more than 25 days before the date of the meeting (or, in the case of an extraordinary shareholders’ meeting to elect the board of directors, not later than 55 days before the date of the meeting).

The right to participate in a general meeting of shareholders may be exercised by a shareholder as follows:

•                  by personally participating in the discussion of agenda items and voting thereon;

•                  by sending an authorized representative to participate in the discussion of agenda items and to vote thereon;

•                  by submitting a written ballot reflecting the shareholders’ voting on the agenda items;

•                  by delegating the right to submit such written ballot to an authorized representative; or

•                  by sending information on their willingness to the nominee holder for further transfer to the registrar in accordance with the requirements of the Russian securities law.

The decision of the Board of Directors to convene the General meeting of shareholders may provide for the possibility to fill the electronic voting ballots online at website on the Internet.

Board of Directors

Our Board of Directors is elected through cumulative voting. Under cumulative voting, each shareholder may cast an aggregate number of votes equal to the number of shares held by such shareholder multiplied by the number of persons to be elected to our Board of Directors, and the shareholder may give all such votes to one candidate or spread them between two or more candidates. Before the expiration of their term, the directors may be removed as a group at any time without cause by a majority vote of a shareholders’ meeting.

The Joint Stock Companies Law requires at least a five-member board of directors for all joint stock companies, at least a seven-member board of directors for a joint stock company with more than 1,000 holders of voting shares, and at least a nine-member board of directors for a joint stock company with more than 10,000 holders of voting shares. Only natural persons (as opposed to legal entities) are entitled to sit on the board. Members of the board of directors are not required to be shareholders of the company. The actual number of directors is determined by the company’s charter or a decision of the shareholders’ meeting. Our charter provides that our Board of Directors consists of at least seven members, which number may be increased pursuant to a decision of the general meeting of shareholders. Currently, our Board of Directors consists of nine members.

The Joint Stock Companies Law prohibits a board of directors from acting on issues that fall within the competence of the general shareholders’ meeting. Our Board of Directors has the power to perform the general management of the company, and to decide, among others, the following issues:

•                  determination of our business priorities;

•                  approval of our annual plans, including financial plans;

•                  convening annual and extraordinary shareholders’ meetings, except in certain circumstances specified in the Joint Stock Companies Law;

•                  approval of the agenda for the shareholders’ meeting and determination of the record date for shareholders entitled to participate in a shareholders’ meeting;

•                  placement of our bonds and other securities in cases specified in the Joint Stock Companies Law;

•                  determination of the price of our property and of our securities to be placed or repurchased, as provided for by the Joint Stock Companies Law;

•                  repurchase of our shares, bonds and other securities in certain cases provided for by the Joint Stock Companies Law;

•                  appointment and removal of our President and determination of the number of the members of our Management Board and their election;

•                  formation of the Board of Directors committees;

•                  determination of principles and approaches to risk management, internal control and audit within the company;

•                  transfer of powers of the company’s CEO to a managing organization of an individual manager;

•                  recommendations on the amount of the dividend and the payment procedure thereof;

•                  recommendations on the amount of remuneration and compensation to be paid to the members of our Auditing Commission and on the fees payable for the services of an independent auditor;

•                  use of our reserve fund and other funds;

•                  approval of our internal documents, except for those documents whose approval falls within the competence of our shareholders or the president;

•                  consent or subsequent approval of major and interested party transactions in certain cases provided for by the Joint Stock Companies Law;

•                  increasing our charter capital by issuing additional shares within the limits of the authorized charter capital, except in certain circumstances specified in our charter;

•                  approval of our share registrar and the terms of the agreement with it; and

•                  other issues, as provided for by the Joint Stock Companies Law and our charter.

Our charter generally requires a majority vote of the directors present for an action to pass, with the exception of actions for which Russian legislation requires a unanimous vote or a majority vote of the disinterested and independent directors, as described therein. A board meeting is considered duly assembled and legally competent to act when a majority of elected directors is present.

Our internal regulation “On the Board of Directors of Mobile TeleSystems Public Joint Stock Company” (the “Regulation”) was approved by the annual shareholders’ meeting on June 28, 2018. In accordance with clause 2.2.2 of the Regulation, the members of the Board of Directors have the right to:

•                  receive information regarding our operations;

•                  propose issues to be discussed by the Board of Directors;

•                  review the minutes of the Board of Directors meetings;

•                  request to include in the minutes of the meetings their personal opinion concerning issues on the agenda and decisions made with respect thereto;

•                  receive a remuneration and/or compensation of expenses related to the execution of their duties as members of the Board of Directors in accordance with decisions of the general shareholders’ meeting; and

•                  be present at the general shareholders’ meeting and answer questions regarding our operations.

In accordance with clause 2.3.2 of the Regulation, the members of the Board of Directors must:

•                  be loyal to the Company;

•                  execute their duties in a confident and scrupulous manner;

•                  act within their rights and duties in accordance with the goals and objectives of the Board of Directors;

•                  not distribute confidential information concerning us and protect such information from unlawful and improper use and publishing, and not use such confidential information in their own or third parties’ commercial purposes;

•                  participate in the work of the Board of Directors;

•                  participate in the voting process during the Board of Directors meetings;

•                  complete the tasks assigned by the Board of Directors;

•                  evaluate the risks and consequences of the decisions made;

•                  inform us on a timely basis about their participation in the management of other companies and changes in such participation;

•                  restrain from voting on issues of personal interest;

•                  inform the Board of Directors about future deals in which they may have a personal interest;

•                  disclose information about the holding, disposal or acquisition of our shares and other securities;

•                  restrain from actions, which could lead to a conflict between their personal and our interests; and

•                  perform other responsibilities as provided by our charter and the Regulation.

Change in Control

Anti-takeover Protection

Russian legislation requires the following:

•                  A person intending to acquire more than 30% of a public joint stock company’s common shares and voting preferred shares (including, for such purposes, shares already owned by such person and its affiliates), will be entitled to make a public tender offer to other holders of such shares or securities convertible into such shares (the “voluntary offer”).

•                  A person that has acquired more than 30% of a public joint stock company’s common shares and voting preferred shares (including, for such purposes, shares already owned by such person and its affiliates) will, except in certain limited circumstances, be required to make, within 35 days of acquiring such shares, a public tender offer for other shares of the same class (the “mandatory offer”) and for securities convertible into such shares, at the price which is not less than the price determined based on a weighted average market price of the shares over the six month period before the filing of the offer with the CBR as described below, if the shares are publicly traded, or on a price supplied by an appraiser if the shares have no or insufficient (less than six months) trading history. The mandatory trading history. The public tender offer price may not be less than the highest price at which the offeror or its affiliated persons purchased or undertook to purchase the relevant securities over the six month period before the offer was sent to the company. From the moment of acquisition of more than 30% of the shares until the date the offer was sent to the company, the person making the offer and its affiliates will be able to register for quorum purposes and vote only 30% of the company’s common shares and voting preferred shares (regardless of the size of their actual holdings). These rules also apply to acquisitions resulting in a person or a group of persons owning more than 50% and 75% of a company’s issued common shares and voting preferred shares.

•                  A person that as a result of an offer described in either of the preceding paragraphs becomes (individually or with its affiliates) the owner of more than 95% of the company’s common shares and voting preferred shares, must buy out the remaining shares of the company as well as other securities convertible into such shares upon request of the holders of such shares or other securities, and may require such holders to sell such shares and other securities, at the price determined in the manner described in the preceding paragraph but not less than (i) the price of the preceding acquisition of the company’s relevant securities under an offer described in either of the preceding paragraphs as a result of which the offeror and its affiliates acquired over 95% of the company’s common shares and voting preferred shares; or (ii) the highest price at which after the expiration date of an offer described in either of the preceding paragraphs the offeror or its affiliates purchased or undertook to purchase the relevant securities.

•                  An offer of the kind described in either of the preceding three paragraphs must be accompanied by a bank guarantee of payment. If the company is publicly traded, prior notice of the offer must be filed with the CBR; otherwise, notice must be filed with the CBR no later than the date of the offer. The CBR may order amendments to the terms of the offer (including price) in order to bring them into compliance with the rules.

•                  Once such an offer has been made, competing offers for the same securities can be made by third parties and, in certain circumstances, acceptance of the initial offer may be withdrawn by the security holders who choose to accept such competing offer. From the making of such an offer until 20 days after its expiry (which period may in certain cases exceed 100 days) the company’s shareholders’ meeting will have the sole power to make decisions on charter capital increase, issuance of securities, approval of interested party and certain major transactions, and on certain other significant matters.

The above rules may be supplemented through CBR rulemaking, which may result in a wider, narrower or more specific interpretation of these rules by the government and judicial authorities, as well as by market participants.

Approval of the FAS

Pursuant to the Federal Law on Competition, until January 5, 2016, the FAS had to approve in advance acquisitions of voting shares in a company involving (1) companies with a combined value of assets or combined annual revenues calculated under RAS exceeding a certain threshold, or (2) companies included in a register of business entities having more than a 35% share of a certain commodity market or otherwise occupying a dominant position on the market, and which would result in acquisition by a person (or a group of affiliates) of more than 25%, 50% or 75% of voting shares of a joint stock company, or a participation interest according 1/3, 50%, 2/3 of voting rights in a limited liability company, or in a transfer between such companies of assets or rights to assets, the value of which exceeds a certain amount.

According to the amendments made by the Federal law No. 275-FZ dated October 5, 2015 starting from January 5, 2016 the regulations in relation to the abovementioned register were repealed and only the combined value of assets or combined annual revenues of the companies involved in the transaction is taken in account. See also “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Business — If we are found to have a dominant position in the markets where we operate and are determined to have abused this position, the FAS may be entitled to regulate our subscriber tariffs and impose certain restrictions on our operations” of our Annual Report on Form 20-F for year ended December 31, 2019.

Strategic Industries Law

Pursuant to the Strategic Foreign Investment Law, investments resulting in a foreign entity or a group of entities receiving control over a company with strategic importance for the national defense and security of the Russian Federation (a “strategic company”) or acquisition of fixed production assets of a strategic company having value of at least 25% of its assets calculated under RAS require prior approval from the state authorities. The procedure for issuing such consent involves a special governmental commission on control of foreign investments, which was established by the Resolution of the Government of Russia dated July 6, 2008 as the body responsible for granting such consents, and the FAS, which is authorized to process applications for consent from foreign investors. For the purposes of the Strategic Foreign Investment Law “control” means an ability to determine, directly or indirectly, decisions taken by a strategic company, whether through voting at the general shareholders’ (participants’) meeting of the strategic company, participating in the board of directors or management bodies of the strategic company, or acting as the external management organization of the strategic company, or otherwise. As a result, “control” will generally be deemed to exist if an entity or a group of entities acquires more than 50% of the shares (or participation interest in share capital) of a strategic company, or if through a contract or securities with voting rights it is able to appoint more than 50% of the members of the board of directors or of the management board of a strategic company.

Furthermore, if a foreign entity or group of entities holding securities of a strategic company or other entity that exercises control over this company becomes a direct or indirect holder of voting shares in an amount that is considered to give it direct or indirect control over this company in accordance with the Strategic Foreign Investment Law due to a change in allocation of voting shares pursuant to the procedures provided by Russian law (e.g., as a result of a buy-back of its shares by the relevant company), then such entity or group of entities will have to apply for state approval of its control within three months after it received such control.

Moreover, the Russian prime minister, who acts as President of the Commission, is entitled to impose an obligation of prior approval in regard of any transaction involving a Russian enterprise, regardless of whether such enterprise operates within a “strategic” industry or not. The decision of the Commission President has to be sent to the investor by the FAS within three business days. Upon receipt the investor will need to file the necessary application with the FAS to obtain approval. Failure to comply will result in penalties set out by the legislation.

In addition, foreign investors are required to notify the FAS about any transactions undertaken by them resulting in the acquisition of 5% or more of the charter capital of a strategic company and other transactions or other actions preapproved in accordance with the Strategic Foreign Investment Law.

See also “Item 3. Key Information—D. Risk Factors—Legal Risks and Uncertainties—The Strategic Foreign Investment Law imposes certain restrictions on us and our existing and potential foreign shareholders, which could have a material adverse effect on our business, financial condition, results of operations and prospects” of our Annual Report on Form 20-F for year ended December 31, 2019.

Disclosure of Ownership

Under Russian law, a person acquiring, directly or indirectly, 5% or more of our voting shares is required to notify us and the CBR of, and we must then publicly disclose, such acquisition, as well as any subsequent acquisitions or disposals resulting in the crossing of 5%, 10%, 15%, 20%, 25%, 30%, 50%, 75% or 95% thresholds of our voting shares by such person.

A holder of more than 5% of our voting shares is required to file with us and the CBR information about its controlling shareholder (if any) or notify us and the CBR about the absence of any such controlling shareholders.

Our subsidiaries are required to notify us and the CBR about the acquisition of our common shares. We are required to publicly disclose the acquisition of our voting shares by our subsidiaries.

Material Differences in Russian Law and Delaware Law

The following describes some of the material differences between certain shareholder rights under Russian and Delaware law.

Shareholders Meetings

Russia. Russian law requires every joint stock company to hold an annual general shareholders meeting no earlier than two months and not more than six months after the end of every financial year, i.e. between March 1 and June 30 of each year. The quorum requirement for a shareholders meeting is met if shareholders (or their representatives) accounting for more than 50% of the issued voting shares are present. If the 50% quorum requirement is not met, another shareholders meeting with the same agenda may (or, in the case of an annual meeting, must) be scheduled and the quorum requirement is satisfied if shareholders (or their representatives) accounting for at least 30% of the issued voting shares are present at that meeting. See also “— General Shareholders’ Meetings.”

Russian law requires that the annual statutory report, balance sheet and profit and loss statement, as well as distribution of profits, including approval of annual dividends (if any) be approved at the annual general shareholders meeting. Furthermore, the company’s independent auditor and internal audit commission must be approved at the annual general meeting. The agenda of the annual shareholders meeting must also include election of the members of the board of directors.

The annual shareholders meeting must be convened by the board of directors. Extraordinary shareholders meetings may be called by the board of directors on its own initiative, or at the request of the internal audit commission, the independent auditor or a shareholder or group of shareholders owning in the aggregate at least 10% of the issued voting shares as of the date of the request.

Delaware. Under Delaware law, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of the stockholders shall be held for the election of directors on a date and at a time designated by the company’s bylaws. Stockholders may, unless the certificate of incorporation provides otherwise, act by written consent to elect directors. A quorum for a meeting of stockholders is met if a majority of outstanding shares are present (in person or through a representative) to vote, unless a different quorum requirement is specified in the certificate of incorporation or bylaws. In no case may the quorum be set below 1/3 of the voting shares (or 1/3 of a class of shares for classified shares). In addition, any other proper business may be transacted at the annual meeting. If an annual meeting is not held within 30 days of the date designated for such a meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any shareholder or director.

Delaware law also permits special meetings of shareholders to be called by the board of directors and by other persons authorized to do so by the company’s certificate of incorporation.

General Voting Rights

Russia. Under Russian law, every holder of common shares in a joint stock company has the right to vote at all general meetings of shareholders. Each shareholder is entitled to one vote for each fully paid share of the charter capital, with the exception of cumulative voting procedures for election of directors. Holders of preferred shares have no right to vote at general meetings of shareholders unless otherwise provided by the Joint-Stock Companies Law. Any shareholder of a company entitled to attend and vote at general meetings of shareholders may appoint another person to act for such shareholder by proxy. See also “— Rights Attaching to Common Shares.”

Delaware. Under Delaware law, each stockholder is entitled to one vote for each share of capital stock held by the stockholder, unless otherwise provided in the certificate of incorporation of the company. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for the stockholder by proxy for up to three years from its date, or for a longer period if the proxy specifically provides.

Cumulative Voting

Cumulative voting is a system for electing directors whereby the number of votes a shareholder is entitled to vote in an election of directors equals the number of shares held by the shareholder multiplied by the number of open directorships. Under cumulative voting, a shareholder may cast all or any number of the shareholder’s votes for a single candidate or for any number of candidates.

Russia. Under Russian law, each shareholder may cast an aggregate number of votes equal to the number of voting shares held by such shareholder multiplied by the number of persons to be elected to the board of directors, and the shareholder may give all such votes to one candidate or spread them between two or more candidates. Before the expiration of their term, the directors may be removed as a group at any time without cause by a majority vote of a shareholders meeting.

Delaware. Under Delaware law, stockholders do not have the right to elect directors by cumulative vote unless the right is granted in the company’s certificate of incorporation.

Pre-Emptive Rights

Russia. Under Russian law, shareholders have a pre-emptive right to purchase shares or securities convertible into shares issued by way of open subscription in an amount proportionate to their existing holding of shares of the same category (type) as newly issued shares. In addition, the Joint-Stock Companies Law provide shareholders with a pre-emptive right to purchase additional shares or securities convertible into shares in an amount proportionate to their existing holding of shares of the same category (type) through a closed subscription if the shareholders voted against or did not participate in the voting on the decision approving such subscription. The pre-emptive right does not apply to a closed subscription to existing shareholders, provided that each such shareholder may acquire a whole number of shares or convertible securities being placed in an amount proportionate to their existing shareholdings. See “— Pre-emptive Rights.”

Delaware. Delaware law provides that no stockholder shall have pre-emptive rights to purchase additional securities of the company unless the certificate of incorporation of the company expressly grants these rights.

Appraisal Rights

Russia. A shareholder of a Russian joint stock company may demand repurchase of all or some of its voting shares so long as the shareholder demanding repurchase voted against or did not participate in the voting on the decision approving reorganization, conclusion of a major transaction with its size exceeding 50 per cent. of the company’s assets, amendment of the company’s charter in a manner which results in restrictions of the shareholder’s rights or delisting of shares and obtaining the status of non-public joint-stock company. In this case, a company must appoint an independent appraiser to determine a price for the shares to be repurchased. See “— Charter Capital Decrease; Share Buy Backs.”

Delaware. A stockholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration the stockholder would otherwise receive in the transaction.

Shareholder Approval of Corporate Matters by Written Consent

Russia. Under Russian law, any decision of the shareholders may be taken without a meeting, i.e. in the form of an absentee ballot, with the exception of decisions on the election of directors and of the internal audit commission, approval of the company’s independent auditor and approval of the annual report, balance sheet, profit and loss statement. All shareholders entitled to participate in a general shareholders meeting must be notified of the meeting, whether the meeting is to be held in direct form or by absentee ballot, no less than 21 days prior to the date of the meeting unless the law provides for a longer notice period. See also “— General Shareholders’ Meetings — Notice and Participation.”

Delaware. Under Delaware law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior written notice and without a vote, if a written consent setting forth the action to be taken is signed by the number of holders of outstanding stock that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted, unless otherwise provided in the certificate of incorporation of the company. Prompt notice of the taking of any action by less than unanimous consent must be given to shareholders who did not consent to the action.

Shareholder Access to and Inspection of Corporate Records

Russia. Pursuant to Russian law, each fully paid common share, except for treasury shares, gives its holder the right to have free access to certain company documents, receive copies for a reasonable fee and, if holding alone or with other holders, 25% or more of the voting stock, have free access to accounting documents and minutes of the management board meetings. In addition, any shareholder or nominal holder may apply to a company’s registrar for a copy of an extract from the register of shareholders certifying such holder’s rights to the shares, and the registrar shall furnish such extract.

Delaware. Delaware law allows any stockholder to inspect and make copies of the stock ledger, a list of the stockholders, and the other books and records of a Delaware company for a purpose reasonably related to that person’s interest as a stockholder. If the company refuses to permit an inspection or does not reply to the demand within five business days, the stockholder may apply to the Delaware Court of Chancery for an order to compel the inspection.

Amendments to Charter

Russia. Amendments to the charter of a Russian joint stock company require a three-quarters majority vote of the voting stock present at a shareholders meeting. In certain limited cases determined by the Joint-Stock Companies Law, a decision on amendments to the charter may be taken by the board of directors of the company. See also “— Rights Attaching to Common Shares.”

Delaware. Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation; a provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of stock than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

Business Combinations

Russia. Under Russian law, a transaction, or a series of transactions, involving the acquisition or disposal, or a possibility of disposal, of property having the value of 25% or more of the balance sheet value of the assets of a company, as determined under Russian accounting standards, with the exception of transactions entered into in the ordinary course of the company’s business or transactions involving the placement of the company’s common shares or securities convertible into such shares, requires (i) unanimous approval by all members of the company’s board of directors or, failing that, a simple majority vote of its shareholders’ meeting, for transactions with property having the value between 25% and 50% of the balance sheet value of the company’s assets; or (ii) a three-quarters majority vote of the company’s shareholders meeting, for transactions with property having the value in excess of 50% of the balance sheet value of the company’s assets. Such transactions are defined as “major transactions”. See also “Item 10. Additional Information —B. Charter and Certain Requirements of Russian Legislation—Major Transactions” of our Annual Report on Form 20-F for the year ended December 31, 2019.

Delaware. With certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.

Anti-Takeover Provisions

Russia. Russian legislation requires that any person acquiring, either individually or together with its affiliates, 30% or more (including, for such purposes, the shares already owned by this person or its affiliates) of the shares of a company, within 35 days of acquiring the shares, must offer to buy all of shares or securities convertible into shares at a market price which shall not be lower than the weighted average price of the common shares over the six month period before the date of acquisition. These requirements also apply to any acquisitions of 50% or 75% of the issued shares of a company. If the acquirer fails to observe the above requirements, the acquirer’s voting power will be limited to 30% (or less) of shares irrespective of the number of shares in his possession. See “— Change in Control.”

Delaware. Delaware law contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the company.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a company or a subsidiary with an interested stockholder that beneficially owns 15% or more of a company’s voting stock, within three years after the person becomes an interested stockholder, unless:

•                      the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•                      after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the company not including shares owned by persons who are directors and also officers of interested stockholders and shares owned by specified employee benefit plans; or

•                      after the person becomes an interested stockholder, the business combination is approved by the board of directors of the company and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware company may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the company or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the company. This amendment is not effective until twelve months following its adoption.

Directors and Officers

Russia. According to Russian law, the board of directors exercises general supervision of the company, to the exclusion of issues that fall within the competence of the general shareholders meeting. The Joint-Stock Companies Law requires at least a five-member board of directors for all joint stock companies, at least a seven-member board of directors for a joint stock company with more than 1,000 holders of voting shares, and at least a nine-member board of directors for a joint stock company with more than 10,000 holders of voting shares. Only natural persons (as opposed to legal entities) are entitled to sit on the board. Members of the board of directors are not required to be shareholders of the company. The actual number of directors is determined by the company’s charter or decision of the shareholders’ meeting. See “— Board of Directors.”

Delaware. According to Delaware law, the business and affairs of every company are managed by the board of directors as provided in the company’s certificate of incorporation. The board of directors consists of one or more members, each of whom is a natural person. The actual number of directors shall be fixed by the company’s bylaws or in its certificate of incorporation. Directors need not be stockholders unless required by the bylaws or certificate of incorporation. The bylaws or certificate of incorporation may prescribe other qualifications for directors as well.

Interested Director Transactions

Russia. Under Russian law, interested party transactions require notification of the board of directors in advance of entering into any respective transaction. Interested party transaction will require approval of the board of directors or of the shareholder meeting, if general director, member of the management board, member of the board of directors or shareholder requires approval of the interested party transaction. See “Item 10. Additional Information —B. Charter and Certain Requirements of Russian Legislation—Interested Party Transactions” of our Annual Report on Form 20-F for the year ended December 31, 2019.

Interested party transactions are voidable if the statutory requirements set forth in the Joint-Stock Companies Law for approving such transactions are not satisfied. Claims seeking to invalidate an interested party transaction can be brought by the company or any of its shareholders.

Delaware. Interested director transactions are not voidable if (i) the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors (ii) the material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

Limitations on Liability of Directors

Russia. Under Russian law, members of the board of directors of a joint stock company “when exercising their rights and performing their obligations must act in the interests of the company, and exercise their rights and perform their duties regarding the company reasonably and in good faith”. Russian law provides that a director is liable to a joint stock company for damages caused by his culpable action or non-action unless other grounds and degree of liability are stipulated by federal laws. Under the Joint-Stock Companies Law, a director (i) who voted against a decision that resulted in damages suffered by a joint stock company or (ii) who did not participate in such voting, is not liable for such damages.

The Joint-Stock Companies Law provides that a claim against a director(s) to recover damages caused to the company can be brought (i) by the joint stock company itself or (ii) by shareholder(s) in aggregate owning at least one per cent of the common shares of the joint stock company. Also, creditors generally do not have the right to proceed against directors of a company. However, if a company is in bankruptcy proceedings, the creditors of the company may be able to request the bankruptcy administrator to initiate proceedings against the members of the board of directors, general director and other controlling persons of the company.

Delaware. Delaware law permits a company to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the company or its shareholders for damages for breach of the director’s fiduciary duty, provided that a director’s liability shall not be limited:

•                      for any breach of the director’s duty of loyalty to the company or its shareholders;

•                      for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                      under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemption; or

•                      for any transaction from which the director derived an improper personal benefit.

Indemnification of Officers and Directors

Russia. The enforceability under Russian law of indemnities and liability insurance covering directors and officers is uncertain, as current Russian legislation does not provide for or prohibit any indemnification of, or liability insurance policies with respect to, directors or officers of joint stock companies.

Delaware. Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a company’s stockholders in its name, a company may indemnify any individual who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the company against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by the officer or director in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the individual:

•                      acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the company or, in some circumstances, at least not opposed to its best interests; and

•                      in a criminal proceeding, had no reasonable cause to believe the officer’s or director’s conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of the action, suit or proceeding, the company is required by Delaware law to indemnify the individual for reasonable expenses incurred thereby. Companies may also purchase insurance to cover the liability of a director even if the company could not legally indemnify him or her.

Description of American Depositary Shares

JPMorgan Chase Bank, as depositary, registers and delivers American Depositary Shares, or ADSs. Each ADS represents the common shares (or a right to receive common shares) deposited with the custodian, as agent of the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depository’s office is located at 4 New York Plaza, Floor 12, New York, New York 10004.

A holder of our ADSs may hold our ADSs either (A) directly (i) by having an American Depositary Receipt (“ADR”), which is a certificate evidencing a specific number of ADSs, registered in such holder’s name, or (ii) by having ADSs registered in such holder’s name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through such holder’s broker or other financial institution. If a holder of our ADSs holds ADSs directly, such holder is a registered ADS holder (an “ADS holder”). If a holder of our ADSs holds the ADSs indirectly, such holder must rely on the procedures of its broker or other financial institution to assert the rights of ADS holders described in this section. All holders of our ADSs should consult with their broker or financial institution to find out what those procedures are.

The Direct Registration System (“DRS”) is a system administered by The Depository Trust Company (“DTC”), pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we do not treat an ADS holder as one of our shareholders and an ADS holder does not have any shareholder rights. Russian law governs shareholder rights. The depositary is the holder of common shares of the respective underlying ADSs. As a registered holder of ADSs, an ADS holder has ADS holder rights. Deposit agreements among us, the depositary and ADS holders, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. Because the depositary or its nominee is actually be the registered owner of the common shares, all ADS holders must rely on it to exercise the rights of a shareholder on an ADS holder’s behalf. New York law governs the deposit agreements and the ADSs.

The following is a summary of the material provisions of the deposit agreements.

Dividends and other Distributions

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after deducting its fees and expenses. An ADS holder will receive these distributions in proportion to the number of common shares shares it ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the common shares shares underlying the respective ADSs into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreements allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted.

Distribution of Common Shares. The depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell common shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares. The depositary may sell a portion of the distributed common shares sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, ADS holders will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on an ADS holder’s behalf. The depositary will then deposit the common shares and deliver ADSs to the persons entitled to them.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by common shares purchased upon exercise of rights. For example, an ADS holder may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary sends to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, rights or anything else to ADS holders. This means that an ADS holder may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to our ADS holders.

Deposit, Withdrawal and Cancellation of ADSs

Deposit and Issuance

The depositary will deliver ADSs if an ADS holder or its broker deposit common shares, respectively or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, the depositary will register the appropriate number of ADSs in the names such ADS holder requests and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

Withdrawal and Cancellation

An ADS holder may surrender its ADSs at the office of the custodian. Upon payment of the depositary’s fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the ADS holder’s request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

Voting Rights

ADS holders may instruct the depositary to vote the number of deposited common shares their ADSs represent. After receiving voting materials from us, the depositary will notify the ADS holders of any shareholders’ meeting or solicitation of consents or proxies. This notice will state such information as is contained in the voting materials and describe how ADS holders may instruct the depositary to exercise the voting rights for the shares which underlie their ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, an ADS holder would not be able to exercise its right to vote unless such ADS holder withdraws common shares. However, an ADS holder may not know about the meeting enough in advance to withdraw the respective shares.

The depositary will try, as far as practical, subject to the Russian laws and of our amended and restated charter or similar documents, to vote or to have its agents vote common shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed. The depositary will not itself exercise any voting discretion.

We cannot assure our ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their common shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that an ADS holder may not be able to exercise its right to vote and there may be nothing such ADS holder can do if its shares are not voted as it requested.

Payment of Taxes

Holders of our ADSs are responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of their ADSs. The depositary may refuse to register any transfer of ADSs or allow holders of our ADSs to withdraw the deposited securities represented by their ADSs until such taxes or other charges are paid. It may apply payments owed to a holder of our ADSs or sell deposited securities represented by such holder’s ADSs to pay any taxes owed and such holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Amendment and Termination

Amending the Deposit Agreements

We may agree with the depositary to amend the deposit agreements and the ADRs without the consent of our ADS holders for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, an ADS holder is considered, by continuing to hold its ADSs, to agree to the amendment and to be bound by the ADRs and the respective deposit agreement as amended.

Terminating the Deposit Agreements

We may terminate any of  the deposit agreements at our own direction by mailing notice of termination to the depository. Any respective deposit agreement will terminate the date falling 30 days after the date written notification of such removal is delivered.

After the termination date, the depositary and its agents will perform no further acts under the deposit agreement, except to receive and hold (or sell) distributions on common shares and/or other deposited securities and deliver common shares being withdrawn.

After the expiration of six months from the termination date, the depositary will sell the common shares and other deposited securities and will hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the deposit agreement. After making such sale, the depositary will be discharged from all obligations in respect of the deposit agreement, except to account for such net proceeds and other cash to the ADS holders.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

Deposit agreements expressly limit our obligations and the obligations of the depositary. They also limit our liability and the liability of the depositary. We and the depositary:

•                      are only obligated to take the actions specifically set forth in the respective deposit agreement without gross negligence or bad faith;

•                      are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the respective deposit agreement;

•                      are not liable if we or it exercises discretion permitted under the respective deposit agreement;

•                      are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the respective deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the respective deposit agreement;

•                      have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the respective deposit agreement on the behalf of an ADS holder or on behalf of any other person;

•                      may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreements, we and the depositary agreed to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of common shares, the depositary may require:

•                      payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;

•                      satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•                      compliance with regulations it may establish, from time to time, consistent with the respective deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right to Receive Common shares Underlying ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying common shares at any time except:

•                      When temporary delays arise because the depositary has closed its transfer books or we have closed our transfer books.

•                      When an ADS holder owes money to pay fees, taxes and similar charges.

•                      When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of common shares or other deposited securities.

This right of withdrawal may not be limited by any other provisions of the deposit agreements.

Shareholder Communications

The depositary will make available for inspection at its office any reports, notices and other communications to the holders of our ADSs, including any proxy soliciting material that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities.

Depositary Fees and Charges

Category	Depositary Actions	Associated Fee
(a) Depositing or substituting the underlying shares

Each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the deposited securities

$5.00 for each 100 ADSs (or portion thereof)
(b) Receiving or distributing dividends	Distribution of stock dividends	$5.00 for each 100 ADSs (or portion thereof)
	Distribution of cash	$0.02 or less per ADS (or portion thereof)
(c) Selling or exercising rights	Distribution or sale of securities, the fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities	$5.00 for each 100 ADSs (or portion thereof)
(d) Withdrawing an underlying security	Acceptance of ADRs surrendered for withdrawal of deposited securities or cancellation or reduction of ADSs for any other reason	$5.00 for each 100 ADSs (or portion thereof)
(e) Transferring, splitting or grouping receipts	Transfers, combining or grouping of depositary receipts	$1.50 per ADS
(f) General depositary services, particularly those charged on an annual basis	Other services performed by the depositary in administering the ADRs

$0.02 per ADS (or portion thereof) per calendar year which may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADSs as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions

Custodian and share register related issues, including, without limitation, any inspections of the share register maintained by the Russian share registrar or other confirmation of holdings of deposited securities

$0.01 or less per ADS (or portion thereof) per year which fee shall be assessed against holders of record as of the date set by the depositary not more often than once each calendar year

(g) Expenses of the depositary	Certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges in connection with:

Charges to be assessed against holders as of the record date or dates set by the depositary and payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions

• compliance with foreign exchange control regulations or any law or regulation relating to foreign investment;
• depositary or its custodian’s compliance with applicable law, rule or regulation;
• stock transfer or other taxes and other governmental charges;
• cable, telex, facsimile transmission or delivery charges;

•                       if applicable, transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities (which are payable by persons depositing shares or holders withdrawing deposited securities);

• expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency);

•                       any other charge payable by depositary or its agents including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of the shares or other deposited securities